UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 23, 2008

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

We are filing the following information with the Securities and Exchange Commission for the purpose of updating our publicly disclosed description of our business and our publicly disclosed description of our risk factors, and to provide certain updated information regarding our outstanding stock.

As used herein, the words “we,” “us,” “our,” and “Sequenom” refer to Sequenom, Inc. and its wholly-owned subsidiaries on a consolidated basis, unless explicitly noted otherwise.

Business

Sequenom, Inc.

We are a genetics company committed to providing genetic analysis products, services and diagnostic applications. Our products and services are designed to translate the results of genomic research into solutions for biomedical research, translational research, molecular medicine applications and research conducted in the agro (agricultural and livestock) industry. Our development efforts in various diagnostic applications include areas of non-invasive diagnostics in prenatal, oncology and infectious diseases and disorders.

Our proprietary MassARRAY system, comprised of hardware, software applications, consumable chips and reagents, is a high performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. Our MassARRAY research and development efforts are committed to producing new and improved components and applications that deliver greater system versatility and reduce the cost per data point generated. MassARRAY technology is widely accepted as a leading high-performance DNA analysis platform for the fine mapping genotyping and quantitative gene expression markets and is gaining traction in new developing markets, such as epigenomics and pathogen typing. Our customers include some of the worldwide premier clinical research laboratories, biotechnology companies and academic institutions, as well as various government agencies. To provide customer support for our expanding user base and in an effort to maximize market penetration, we have established direct sales and support personnel serving North America, Europe, India and Asia, in addition to regional distribution partners in France, Israel, South Korea, New Zealand, Singapore, Taiwan and Turkey.

Our research and development activities are focused on enhancing and expanding our MassARRAY technology and applications, and in many cases these activities also serve to facilitate our diagnostics initiatives. We expect to expand our MassARRAY system product offerings with the following improvements and new product applications:

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iSEQ Pathogen Typer – We expect to offer a new application in June 2008, which will provide a method for identifying and typing microbes, viruses and other haploid organisms within hours as compared to days in other technologies.

•

Copy Number Variation, or CNV – We plan to launch our new application to identify CNVs in the third quarter of 2008. CNV refers to the genetic trait of differences in the number of copies of a particular gene present in the genome of an individual. Since CNVs often encompass genes that may have important roles both in human disease and drug response, understanding the mechanisms of CNV formation may also help scientists better understand human genome evolution.

•

Epigenomics – Epigenomics refers to the study of environmental factors that can cause an organism’s genes to behave (or “express themselves”) differently, even though the genes themselves may not change. We plan to launch our new Epi-designer application in the third quarter of 2008, and we believe this new application will aid researchers in identifying those genes that have mutated or have been influenced by environmental or other factors.

•	Onco-Gene Mutation Panel – We plan to launch a new panel for identifying patterns of genes associated with the development of specific cancers in the fourth quarter of 2008.

•

Optical Nanopore Sequencing Technology – We plan to complete the “proof of concept” of this technology, which we licensed from Harvard University and Boston University, in the fourth quarter of 2008. If successful, we plan to seek to develop a commercial application potentially as early as 2010. Optical Nanopore Sequencing Technology is a third generation sequencing technology that we believe may potentially provide whole genome sequencing for less than $1,000.

•	Closed Tube Assay – We plan to launch this application, which is intended to improve the workflow of our MassARRAY system, as early as the second half of 2009.

•	Other – We are developing other technologies and applications which we believe will further our efforts to be a leader in fine mapping and personalized medicine.

        Our research and development efforts in molecular diagnostic products are focused on the development of non-invasive diagnostics (SEQureDx) for use on the MassARRAY system and other platforms. Initially, we are focused on providing this technology, which is non-invasive using a simple maternal blood draw, for prenatal diagnostics. Our other diagnostic tests are also planned to be non-invasive and are expected to use simple blood draws from patients rather than invasive procedures such as surgery. We plan to initially commercialize this technology through laboratory partners in the form of Laboratory Developed Tests, or LDTs, also known as “Home Brews,” which is the predominant approach used for current tests such as serum screening and invasive prenatal tests. In addition, following acquisition or build-out, we plan to commercialize this technology through our own CLIA (Clinical Laboratory Improvement Amendments, 1988) licensed laboratory. Concurrent with our LDT commercialization and revenue building activities, we plan to conduct the development activities necessary to file submissions with the Food and Drug Administration, or FDA, seeking approval for selected diagnostic tests.

In December 2007, through a laboratory partner we launched a LDT for Rhesus D, or RHD, genotyping. During the third quarter of 2008, we plan to launch, through various laboratory partners, additional tests using our MassARRAY platform for RHD genotyping and sex determination for detection of x-linked disorders.

We are also developing a test for Trisomy 21 (Down syndrome). We plan to initially commercialize the test as a LDT through laboratory partners in the first half of 2009, and then through our CLIA laboratory following acquisition or build-out. We are also expecting to conduct various development efforts to provide a FDA submission seeking approval of the test in 2011. In addition to Trisomy 21, we plan to develop other chromosomal tests, including tests for Trisomy 18 (Edwards syndrome) and Trisomy 13 (Patau syndrome).

We also plan to pursue development of other non-invasive prenatal tests which are relevant to diagnosing disorders or conditions such as thalassemias, cardiac disorders, congenital disorders and autism, as well as for oncology and infectious diseases and certain other diseases.

Risk Factors

You should consider carefully the following risk factors, together with all of the other information included in this current report. If any of such risks actually occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. The risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 in Item 1A under “Risk Factors,” and as updated in any future filings we make with the SEC, are not the only ones facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business.

We have a history of operating losses, anticipate future losses and may never become profitable.

We have experienced significant operating losses in each period since our inception. At March 31, 2008, our accumulated deficit was approximately $490.7 million. These losses have resulted principally from expenses incurred in research and development, from selling, general and administrative expenses associated with our operations and our significant lease obligations. We expect to incur operating losses in the future as a result of expenses associated with research and product development, production, marketing and selling, general and administrative expenses, litigation related expenses and our significant lease obligations, as well as expenses associated with consolidating and completing the integration of any business or technology that we may acquire in the future. To achieve profitability, we would need to generate significant additional revenue with significant gross margins. It is uncertain when, if ever, we will become profitable, or cash-flow positive. Even if we were to become profitable, we might not be able to sustain or increase profitability on a quarterly or annual basis.

We have limited experience.

Many of our technologies, particularly our non-invasive prenatal and other molecular diagnostic technologies, are at an early stage of discovery and development. We continue to commercialize new products and create new applications for our products. We are developing research-use-only and diagnostic applications for our MassARRAY platform and we have limited or no experience in these applications of our technology and operating in these markets. You should evaluate us in the context of the uncertainties and complexities affecting an early stage company developing products and applications for the life science industries and experiencing the challenges associated with entering into new markets that are highly competitive. We need to make significant investments to ensure our products perform properly and are cost-effective, and we or our partners will likely need to apply for and obtain certain regulatory approvals to sell our products for diagnostic applications and it is uncertain whether such approvals will be granted. Even if we develop products for commercial use and obtain all necessary regulatory approvals, we may not be able to develop products that are accepted in the genomic, diagnostic, non-invasive prenatal, clinical research, pharmaceutical, or other markets or the emerging field of molecular medicine and that can be marketed and sold successfully.

Our operating results may fluctuate significantly.

Our revenues and results of operations may fluctuate significantly, depending on a variety of factors, including the following:

•	our ability to manage costs and expenses and effectively implement our business strategy;

•

our and our distributors’ success in selling, and changes in the demand for, our products and services including our MassARRAY Compact platform and iPLEX Gold multiplexing application and other applications and related consumables, and demand for products and services for genotyping, DNA methylation (epigenetic analysis) and QGE (gene expression analysis) applications;

•	our success in selling genetic analysis contract research services;

•	our success in depleting or reducing current product inventories in view of new or upcoming product introductions;

•	the pricing of our products and services and those of our competitors;

•	variations in the timing of payments from customers and collaborative partners and the recognition of these payments as revenues;

•	the timing and cost of any new product or service offerings by us;

•

our ability to develop new applications and products, such as non-invasive prenatal or other diagnostic assays and other diagnostic technologies, the success of such applications and products, and our ability to improve current products to increase demand for such products;

•

the potential need to acquire licenses to new technology, including genetic markers that may be useful in diagnostic applications, or to use our technology in new markets, which could require us to pay unanticipated license fees and royalties in connection with licenses we may need to acquire;

•

our research and development progress and how rapidly we are able to achieve technical milestones, including the milestone of sufficient fetal DNA enrichment and/or RNA based solutions with respect to our non-invasive prenatal technologies;

•	the cost, quality and availability of our consumable chips, also known as SpectroCHIP bioarrays, oligonucleotides, DNA samples, tissue samples, reagents and related components and technologies;

•

material developments in our customer and supplier relationships including our ability to successfully transition to new technologies to successfully maintain our relationships with our customers and suppliers;

•	our ability to clinically validate any potential non-invasive prenatal or other diagnostic related products and obtain regulatory approval of any potential products; and

•	expenses related to, and the results of, any litigation or other legal proceedings.

Further, our revenues and operating results are difficult to predict because they depend on the number, timing, and type of MassARRAY system placements that we make during the year, the number, timing, and types of software licensed or sold, and the quantity and timing of consumables sales for the installed base of systems and the number, timing and type of contract research services agreements that we enter into. Changes in the relative mix of our MassARRAY system and consumables sales and service agreements can have a significant impact on our gross margin, as consumable sales and service agreements typically have margins significantly different than MassARRAY system sales. Our revenues and operating results are also difficult to predict because they depend upon the activities of our distributors. The absence of or delay in generating revenues could cause significant variations in our operating results from year to year and could result in increased operating losses. Although we plan to invest substantial capital toward developing non-invasive prenatal and other diagnostic assays during 2008, we do not expect significant revenues from our diagnostic related initiatives during 2008.

We believe that period-to-period comparisons of our financial results will not necessarily be meaningful. You should not rely on these comparisons as an indication of our future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, our stock price will likely fall.

We may need additional capital to support our growth, which will result in additional dilution to our stockholders.

Our business may require additional investment that we have not yet secured. As of March 31, 2008, we have available cash, cash equivalents and current marketable securities of approximately $35.0 million. We also have approximately $7.0 million of auction rate security, or ARS, investments classified as noncurrent assets at March 31, 2008.

We believe our cash, cash equivalents and marketable securities will be sufficient to fund our operating expenses and capital requirements through 2009. However, based upon our current plans, our business will require additional investment that we have not yet secured. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include but are not limited to:

•	the size of our future operating losses;

•	the level of our and our distributors’ success in selling our MassARRAY products and services;

•	the terms and conditions of sales contracts, including extended payment terms;

•	our ability to introduce and sell new products and services and successfully reduce inventory levels of earlier products;

•	the level of our selling, general and administrative expenses;

•

the extent of our investment in diagnostic technology, including prenatal genetic analysis technology, molecular diagnostics and non-invasive prenatal diagnostic technology, development, commercialization, and regulatory approval;

•

our success in, and the expenses associated with, researching, developing and commercializing diagnostic products, alone or in collaboration with our partners, and obtaining any required regulatory approval for those products;

•	the level of our success alone or in collaboration with our partners in launching and selling any diagnostic products and services;

•

the extent of our research and development pursuits, including our level of investment in MassARRAY product research and development, and diagnostic assay and other technology research and development;

•

the extent to which we enter into, maintain, and derive revenues from licensing agreements, including agreements to out-license our non-invasive prenatal analysis technology, research and other collaborations, joint ventures and other business arrangements;

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the level of our legal expenses, including those expenses associated with intellectual property protection and those expenses and any damages payments associated with litigation, including intellectual property litigation;

•	the extent to which we acquire, and our success in integrating, technologies or companies;

•	our ability to liquidate any ARS holdings;

•	the level of our expenses associated with the audit of our consolidated financial statements as well as compliance with other corporate governance and regulatory developments or initiatives; and

•	regulatory changes and technological developments in our markets.

General market conditions or the market price of our common stock may not support capital raising transactions, such as an additional public or private offering of our common stock or other securities. In addition, our ability to raise additional capital may depend upon our stock being quoted on the NASDAQ Global Market or upon obtaining shareholder approval. There can be no assurance that we will be able to satisfy the criteria for continued listing on NASDAQ or that we will be able to obtain shareholder approval if it is necessary. If we are unable to obtain additional funds on a timely basis or on terms favorable to us, we may be required to cease or reduce further commercialization of our products, to cease or reduce certain research and development projects, to sell, license or otherwise dispose of some or all of our technology or assets or business units or to merge all or a portion of our business with another entity. If we raise additional funds by selling shares of our capital stock, the ownership interest of our current stockholders will be diluted. Insufficient funds may require us to delay, scale back, or eliminate some or all of our activities.

We have a history of generating a large percentage of our revenue at the end of each quarterly accounting period.

Due to the manner in which many customers in our target markets allocate and spend their budgeted funds for acquisition of our products, a large percentage of our sales are booked at the end of each quarterly accounting period. Because of this timing of our sales, we may not be able to reliably predict order volumes and our quarterly revenues. A sales delay of only a few days may significantly impact our quarter-to-quarter comparisons. If our quarterly revenues fall below the expectations of securities analysts and investors, our stock price may decline. Similarly, if we are unable to ship our customer orders on time, or if extended payment terms are required, there could be a material adverse effect on revenues for a given quarter.

A reduction in revenues from sales of MassARRAY products would harm our business.

The demand for MassARRAY systems and consumables and contract research services has changed over time, and any decline in demand will reduce our total revenues. We expect that sales of MassARRAY systems and consumables will account for most of our total revenues for the foreseeable future. Also, our competitors have offered low priced fee-for-service genotyping services and technologies to the DNA analysis marketplace. These factors and the following factors, among others, would reduce the demand for MassARRAY products and services:

•	competition from other products and service providers or failure of our products or applications or services;

•	changes in fiscal policies and the economy which negatively impact customer buying decisions; and

•

negative publicity or evaluations, particularly with respect to product warranty and repair and troubleshooting services provided to existing customers and with respect to our license rights to perform gender testing for social or lifestyle purposes.

Our revenues are subject to the risks faced by biotechnology and diagnostic companies, pharmaceutical companies, and governmental and other research institutions.

We expect that our revenues in the foreseeable future will be derived primarily from MassARRAY system products provided to academic institutions, biotechnology, diagnostic, and pharmaceutical companies, laboratories, companies and institutions that service the livestock industry, and governmental and other research institutions. Our operating results could fluctuate substantially due to reductions and delays in research and development expenditures by these customers. These reductions and delays could result from factors such as:

•	changes in economic conditions and possible country-based boycotts;

•	changes in government programs that provide funding;

•

changes in the regulatory environment affecting health care and health care providers, and, for example, recent draft FDA guidance which, if effected, may impose additional restrictions on CLIA licensed laboratories performing laboratory diagnostic tests;

•	pricing pressures and reimbursement policies;

•	market-driven pressures on companies to consolidate and reduce costs;

•	other factors affecting research and development spending; and

•	uncertainty about our ability to fund operations and supply products and services to customers.

None of these factors are within our control. We have broadened the markets to which we sell our products and applications and continue to develop new applications and products for use in new markets. We are targeting customers in clinical research and clinical marker validation, the emerging field of molecular medicine, genetic service laboratories, and animal testing laboratories and diagnostic testing markets. We have limited or no experience operating in these potential markets and, as a result, may be unable to develop products and applications that allow us to penetrate these markets or successfully generate any revenue from sales in these markets. We will have limited ability to forecast future demand for our existing and any new products and applications in these markets.

We depend on sales of our consumable chips and other MassARRAY consumables for a significant portion of our revenues.

Sales of our consumable chips and other consumables for the MassARRAY system are an important source of revenue. Revenues from MassARRAY consumables totaled approximately 44% of our total revenues for the three months ended March 31, 2008, compared to 42% of our total revenues for the three months ended March 31, 2007. Factors which may limit the use of our consumable chips and other consumables or otherwise adversely affect our revenues from consumables include:

•	the extent of our customers’ level of utilization of their MassARRAY systems;

•	our ability to provide timely repair services and our ability to secure replacement parts, such as lasers, for our MassARRAY systems;

•	the extent to which customers increase multiplexing levels using the iPLEX Gold application;

•	failure to sell additional MassARRAY systems;

•	the termination of contracts with or adverse developments in our relations with suppliers of our consumables;

•	the training of customer personnel;

•	the acceptance of our technology by our customers;

•	the ability to maintain necessary quality standards and specifications for our SpectroCHIP products; and

•	our inability to transition to new suppliers for components for our MassARRAY system and/or our ability to maintain such relationships.

We may not be able to generate any revenue from non-invasive prenatal research-use-only or diagnostic tests, or any other tests we may develop.

We have committed significant research and development resources to the development of research-use-only and diagnostic tests, particularly non-invasive prenatal tests, for use on our MassARRAY system and other platforms. Although our licensed partner launched the first research-use-only test, a test for RHD using a reverse transcription polymerase chain reaction (RT-PCR) platform in early 2008, there is no guarantee that our partner or we will successfully generate significant revenues from this or any other tests for any use. We have no experience in licensing, manufacturing, selling, marketing or distributing our SEQureDx technology, or diagnostic or other tests. If we, or our partners, are not able to successfully market or sell non-invasive prenatal research-use-only or diagnostic tests or other tests we may develop for any reason, including the failure to obtain any required regulatory approvals, we will not generate any revenue from the sale of such tests. Even if we are able to develop non-invasive prenatal research-use-only or diagnostic or other tests for sale in the marketplace, a number of factors could impact our ability to generate any significant revenue from the sale of such tests, including the following:

•	reliance on third-party CLIA-certified laboratories, which are subject to routine governmental oversight and inspections for continued operation pursuant to CLIA, to process tests that we develop;

•	reliance on third parties to manufacture any non-invasive prenatal research-use-only or diagnostic or other tests that we may develop;

•	the availability of alternative and competing tests or products;

•	compliance with federal, state (including New York state) and foreign regulations for the sale and marketing of research-use-only or diagnostic or other tests, including non-invasive prenatal tests;

•	the accuracy rates of such tests, including rates of false-negatives and/or false-positives;

•	concerns regarding the safety or effectiveness of non-invasive prenatal or other tests;

•	changes in the regulatory environment affecting health care and health care providers, including changes in laws regulating laboratory testing and/or device manufacturers;

•	the extent and success of our sales and marketing efforts;

•	pricing pressures and changes in third-party payor reimbursement policies;

•	general changes or developments in the market for women’s and/or prenatal health diagnostics, or diagnostics in general;

•	ethical and legal issues concerning the appropriate use of the information resulting from diagnostic or other tests;

•	the refusal by women to undergo such tests for moral, religious or other reasons, or based on perceptions about the safety or reliability of such tests; and

•	intellectual property rights held by others.

If our customers are unable to adequately prepare samples for our MassARRAY system, the overall market demand for our products may decline.

Before using the MassARRAY system, customers must prepare samples by following several steps that are subject to human error, including DNA isolation and DNA amplification. If DNA samples are not prepared appropriately, or the proposed assays are too complex, the MassARRAY system may not generate a reading or a correct reading. If our customers experience these difficulties, they might achieve lower throughput levels than specified for the system. If our customers are unable to generate expected levels of throughput, they might not continue to purchase our consumables, they could express their discontent with our products to others, or they could collaborate with others to jointly benefit from the use of our products. Any or all of these actions would reduce the overall market demand for our products. From time to time, we have experienced customer complaints regarding data quality and difficulty in processing more complex assays.

The sales cycles for our products are lengthy, and we may expend substantial funds and management effort with no assurance of successfully selling our products or services.

The sales cycles for our MassARRAY system products are typically lengthy. Our sales and licensing efforts require the effective demonstration of the benefits, value, and differentiation and validation of our products and services, and significant education and training of multiple personnel and departments within a customer organization. We may be required to negotiate agreements containing terms unique to each prospective customer or licensee which would lengthen the sales cycle. We may expend substantial funds and management effort with no assurance that we will sell our products or services. In addition, this lengthy sales cycle makes it more difficult for us to accurately forecast revenue in future periods and may cause revenues and operating results to vary significantly in such periods.

We may not be able to successfully adapt our products for commercial applications.

A number of potential applications of our MassARRAY technology, including research-use-only and diagnostic applications for non-invasive prenatal and other molecular testing, may require significant enhancements in our core technology or the in-licensing of intellectual property rights or technologies. If we are unable to complete the development, introduction, or scale-up of any product, or if any of our products or applications, such as gene expression analysis, epigenetic analysis or iPLEX Gold multiplexing, do not achieve a significant level of market acceptance, our business, financial condition and results of operations could be seriously harmed. Achieving market acceptance will depend on many factors, including demonstrating to customers that our technology is cost competitive or superior to other technologies and products that are available now or that may become available in the future. We believe that our revenue growth and profitability will substantially depend on our ability to overcome significant technological challenges and successfully introduce our newly developed products, applications, and services into the marketplace.

We have limited commercial production capability and experience and may encounter production problems or delays, which could result in lower revenue.

We partially assemble the MassARRAY system and partially manufacture our consumable chips and MassARRAY kits. To date, we have only produced these products in moderate quantities. We may not be able to maintain acceptable quality standards as we continue or ramp up production. For example, we have experienced crystallized matrix on some of our chips, which has interfered with chip performance. To achieve anticipated customer demand levels, we will need to scale-up our production capability and maintain adequate levels of inventory while manufacturing our products at a reasonable cost. We may not be able to produce sufficient quantities to meet market demand or manufacture our product at a reasonable cost. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties. This reliance could reduce our gross margins and expose us to the risks inherent in relying on others. We might not be able to successfully outsource our production or enter into licensing or other arrangements with these third parties, which would adversely affect our business.

We depend on third-party products and services and limited sources of supply to develop and manufacture our products.

We rely on outside vendors to supply certain products and the components and materials used in our products. Some of these products, components and materials are obtained from a single supplier or a limited group of suppliers. Our MassARRAY system is comprised of several components, of which the following are currently obtained from a single supplier: Bruker Daltonics, Inc. supplies our mass spectrometers, PSI, Inc. supplies our chips, Majer Precision Engineering, Inc. supplies the pins for the pin-tools and Paragon Medsystems LLC supplies our nano dispenser liquid handling devices.

Our consumables also include components provided by sole suppliers, New England Biolabs, Epicentre, and USB. In the event of any adverse developments with these vendors, our product supply may be interrupted, which would have an adverse impact on our business. In the past, we have experienced quality problems with and delays in receiving components used to produce our consumable chips, problems with laser reliability in our mass spectrometers supplied by Bruker and lengthy delays in obtaining lasers for replacement, problems with matrix crystallization on our chips, and also had technical difficulties with our pin-tool nanoliter dispenser device. We have also experienced software and operational difficulties with our MassARRAY Compact system. Our reliance on outside vendors generally and a sole or a limited group of suppliers in particular involves several risks, including:

•

the inability to obtain an adequate supply of properly functioning, required products, components, and materials due to capacity constraints, product defects, a discontinuance of a product by a supplier, or other supply constraints;

•	reduced control over quality and pricing of products, components, and materials; and

•	delays and long lead times in receiving products, components, or materials from vendors.

We and our licensees and collaborators may not be successful in developing or commercializing diagnostic products, diagnostic assays including non-invasive prenatal diagnostic products, or other products using our products, services, or discoveries.

Development of diagnostic or other products by us, our licensees, or our collaborators including assays, are subject to risks of failure inherent in the development and commercial viability of any such product, such as demand for such product. These risks further include the possibility that such product would:

•	be found to be ineffective, unreliable, or otherwise inadequate or otherwise fail to receive regulatory approval;

•	be difficult or impossible to manufacture on a commercial scale;

•	be uneconomical to market;

•

fail to be successfully commercialized if adequate reimbursement from government health administration authorities, private health insurers, and other organizations for the costs of these products is unavailable;

•	be impossible to commercialize because they infringe on the proprietary rights of others or compete with products marketed by others that are superior; or

•	fail to be commercialized prior to the successful marketing of similar products by competitors.

If a licensee discovers or develops diagnostic products or we or a collaborator discover or develop diagnostic or other products using our technology, products, services, or discoveries, we may rely on that licensee or collaborator (hereafter referred to as “partner”) for product development, regulatory approval, manufacturing, and marketing of those products before we can realize revenue and some or all of the milestone payments, royalties, or other payments we may be entitled to under the terms of the licensing or collaboration agreement. If we are unable to successfully achieve milestones or our partners fail to develop successful products, we will not earn the revenues contemplated and we may also lose exclusive (as in the case of our license agreement with Isis Innovation Ltd, or ISIS, under which we in-license our fundamental non-invasive prenatal diagnostic technology) or non-exclusive license rights to intellectual property that are required to commercialize such products. Our agreements may allow our partners significant discretion in electing whether to pursue any of these activities. We cannot control the amount and timing of resources our partners may devote to our programs or potential products. As a result, we cannot be certain that our partners will choose to develop or commercialize any products or will be successful in doing so. In addition, if a partner is involved in a business combination, such as a merger or acquisition, or changes its business focus, its performance under its agreement with us may suffer and, as a result, we may not generate any revenues or only limited revenues from the royalty, milestone, and similar payment provisions contained in our agreement with that partner.

Our ability to compete in the market may decline if we lose or may not obtain some of our intellectual property rights.

Our success will depend on our ability to obtain and protect patents on our technology, to protect our trade secrets, and to maintain our rights to licensed intellectual property or technologies. Our patent applications or those of our licensors may not result in the issue of patents in the United States or other countries. Our patents or those of our licensors may not afford meaningful protection for our technology and products. Others may challenge our patents or those of our licensors by proceedings such as interference, oppositions and reexaminations, as is the case with the appeal pending before the European Patent Office with respect to the patent rights that we in-licensed from ISIS for prenatal diagnostics (United States Patent No. 6,258,540 and European Patent No. 994963), and as a result, our patents or those of our licensors could be narrowed or invalidated or become unenforceable. Competitors may develop products similar to ours that do not conflict with our patents or patent rights. Others may develop non-invasive prenatal tests or other diagnostic tests or products, technologies or methods in violation of our patents or those of our licensors, or by operating around our patents or license agreements, which could reduce sales of our consumables or reduce or remove our non-invasive prenatal and other diagnostic commercialization opportunities. To protect or enforce our patent rights, we may initiate interference proceedings, oppositions, reexaminations or litigation against others. However, these activities are expensive, take significant time and divert management’s attention from other business concerns. We may not prevail in these activities. The patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions that are often the subject of litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office, the offices of foreign countries or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. There is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office and of the equivalent offices around the world and the approval or rejection of patent applications may take several years.

Claims by other companies that we infringe their intellectual property rights or that patents on which we rely are invalid could adversely affect our business.

From time to time, companies have asserted, and may again assert, patent, copyright and other intellectual proprietary rights against our products or products using our technologies. These claims have resulted and may in the future result in lawsuits being brought against us. For example, we were recently named as a defendant in a lawsuit brought by Beckman Coulter Inc. and Orchid Cellmark Inc. In this lawsuit, Beckman Coulter and Orchid Cellmark have alleged that by making and selling our iPLEX products and teaching our customers how to use these products, we are infringing, contributing, and inducing others to infringe three patents owned by Orchid Cellmark. We may not prevail in this litigation or any future lawsuits alleging patent infringement given the complex technical issues and inherent uncertainties in intellectual property litigation. If any of our products, technologies or activities, in particular our iPLEX products from which we derive a substantial portion of our revenues, were found to infringe on another company’s intellectual property rights, we could be subject to an injunction that would force the removal of our products from the market or we could be required to redesign our products, which could be costly. We could also be ordered to pay damages or other compensation, including punitive damages and attorneys fees to such other company. A negative outcome in any such litigation could also severely disrupt the sales of our marketed products to our customers or their customers, which in turn could harm our relationships with our customers, our market share and and/or product revenues. Even if we are ultimately successful in defending any intellectual property litigation, such litigation is expensive and time consuming to address, will divert our management’s attention from our business and may harm our reputation.

Other companies or entities also may commence actions seeking to establish the invalidity of our patents. In the event that one or more of our patents are challenged, a court may invalidate the patent(s) or determine that the patent(s) is not enforceable, which could harm our competitive position. If one or more of our patents are invalidated, or if the scope of the claims in any of these patents is limited by a court decision, we could lose certain market exclusivity afforded by patents owned or in-licensed by us and potential competitors could more easily bring products to the market that directly compete with our own. Such adverse decisions may negatively impact our revenues.

The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable others to use our technology and reduce our ability to compete with them.

We require our employees, consultants, advisors, and collaborators to execute confidentiality agreements and in certain cases, assignment or license agreements. We cannot guarantee that these agreements will provide us with adequate intellectual property ownership or protection against improper or unauthorized use or disclosure of confidential information or inventions. In some situations, these agreements may conflict with or be subject to the rights of others with whom our employees, consultants, advisors, or collaborators have prior employment or consulting relationships. In some situations, as is the case with our employees in Germany, these types of agreements or relationships are subject to foreign law, which provides us with less favorable rights or treatment than under U.S. law. Others may gain access to our inventions, trade secrets or independently develop substantially equivalent proprietary materials, products, information, and techniques.

We may not successfully obtain regulatory approval of any non-invasive prenatal or other diagnostic product or other product which we or our licensing or collaborative partners develop and we may not be able to successfully partner with CLIA licensed laboratories with respect to research-use-only products.

Products that we or our collaborators develop in the molecular medicine, diagnostic, non-invasive prenatal diagnostic, or other markets, depending on their intended use, may be regulated as medical devices by the FDA and comparable agencies of other countries and require either premarket approval, or PMA, or 510(k) clearance from the FDA, prior to marketing. The 510(k) clearance process usually takes from three to six months from submission, but can take significantly longer. The PMA process is much more costly, lengthy, uncertain, and generally takes from nine months to one year or longer from submission. Also, recent draft guidance from the FDA suggests changes in regulations that would be applicable to CLIA licensed laboratories which, if such regulations become effective, could burden and delay our ability to partner or collaborate with CLIA licensed laboratories with respect to our commercialization plans for diagnostic products. In addition, commercialization of any diagnostic or other product that our licensees or collaborators or we develop would depend upon successful completion of preclinical testing and clinical trials. Preclinical testing and clinical trials are long, expensive, and uncertain processes, and we do not know whether we, our licensees, or any of our collaborators, would be permitted or able to undertake clinical trials of any potential products. It may take us or our licensees or collaborators many years to complete any such testing, and failure could occur at any stage. Preliminary results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the diagnostic pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Delays or rejections of potential products may be encountered based on changes in regulatory policy for product approval during the period of product development and regulatory agency review. If our projects reach clinical trials, we or our licensees or collaborators could decide to discontinue development of any or all of these projects at any time for commercial, scientific, or other reasons.

The results of preclinical studies and completed clinical trials are not necessarily predictive of future results, and our current product candidates may not have favorable results in later studies or trials.

To date, long-term safety and efficacy have not yet been demonstrated in clinical trials for any of our diagnostic product candidates. Favorable results in our early studies or trials may not be repeated in later studies or trials that will be required to obtain either PMA or 510(k) clearance from the FDA prior to marketing any of our product candidates. Our product candidates may fail to demonstrate positive results in clinical trials despite having progressed through earlier-stage trials. In particular, the limited results that we have obtained for our prenatal diagnostic tests may not predict results from studies in larger numbers of subjects drawn from more diverse populations over a longer period of time. Unfavorable results from ongoing preclinical studies or clinical trials could result in delays, modifications or abandonment of ongoing or future clinical trials, or abandonment of a product development program. Preclinical and clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals or commercialization.

If the validity of the consents from volunteers were to be challenged, we could be forced to stop using some of our resources, which would hinder our gene discovery outlicensing efforts and our diagnostic product development efforts.

We have attempted to ensure that all clinical data and genetic and other biological samples that we receive from our subsidiaries and our clinical collaborators have been collected from volunteers who have provided our collaborators or us with appropriate consents for the data and samples provided for purposes which extend to include diagnostic product development activities. We have attempted to ensure that data and samples that have been collected by our clinical collaborators are provided to us on an anonymous basis. We have also attempted to ensure that the volunteers from whom our data and samples are collected do not retain or have conferred on them any proprietary or commercial rights to the data or any discoveries derived from them. Our clinical collaborators are based in a number of different countries, and, to a large extent, we rely upon our clinical collaborators for appropriate compliance with the voluntary consents provided and with local law and regulation. That our data and samples come from and are collected by entities based in different countries results in complex legal questions regarding the adequacy of consents and the status of genetic material under a large number of different legal systems. The consents obtained in any particular country could be challenged in the future, and those consents could prove invalid, unlawful or otherwise inadequate for our purposes. Any findings against us, or our clinical collaborators, could deny us access to or force us to stop using some of our clinical or genetic resources, which would hinder our diagnostic product development efforts. We could become involved in legal challenges, which could consume a substantial proportion of our management and financial resources.

If we cannot obtain licenses to patented SNPs and genes, we could be prevented from obtaining significant revenue or becoming profitable.

The U.S. Patent and Trademark Office has issued and continues to issue patents claiming single nucleotide polymorphism, or SNP, and gene discoveries and their related associations and functions. If certain SNPs and genes are patented, we will need to obtain rights to those SNPs and genes to develop, use, and sell related assays and other types of products or services utilizing such SNPs and genes. Required licenses may not be available on commercially acceptable terms. If we were to fail to obtain licenses to certain patented SNPs and genes, we might never achieve significant revenue from our diagnostic product development.

If the medical relevance of SNPs is not demonstrated or is not recognized by others, we may have less demand for our products and services and may have less opportunity to enter into diagnostic product development and commercialization collaborations with others.

Some of the products we hope to develop involve new and unproven approaches or involve applications in markets that we are only beginning to explore. They are based on the assumption that information about genes and SNPs may help scientists better understand conditions or complex disease processes. Scientists generally have a limited understanding of the role of genes and SNPs in diseases, and few products based on gene discoveries have been developed. We cannot be certain that genetic information will play a key role in the development of diagnostics or other products in the future, or that any genetic-based findings would be accepted by diagnostic, pharmaceutical, or biotechnology companies or by any other potential market or industry segment. If we or our customers or collaborators are unable to generate valuable information that can be used to develop diagnostics or other products, the demand for our products, applications, and services will be reduced and our business will be harmed.

We may not be able to form and maintain the collaborative relationships or the rights to third-party intellectual property and technologies that our business strategy requires and such relationships may lead to disputes over technology rights or product revenue, royalties, or other payments.

We form research collaborations and licensing arrangements with collaborators to operate our business successfully. To succeed, we will have to maintain our existing relationships and establish additional collaborations and licensing arrangements. Our current strategy includes pursuing partnering opportunities with larger companies interested in or involved in the development of pharmaceutical and diagnostic products to potentially advance our disease gene discoveries and related targets toward drug or diagnostic development. Our strategy also includes obtaining licenses to third-party intellectual property rights and technologies, such as our exclusive license to non-invasive prenatal analysis rights that we acquired from ISIS (United States Patent No. 6,258,540 and foreign equivalents), to potentially expand our product portfolio and generate additional sources of revenue. If we do not achieve certain milestones in a timely manner, we risk losing our exclusive license rights from ISIS. We cannot be sure that we will be able to establish any additional research collaborations, licensing arrangements, or other partnerships necessary to develop and commercialize products or that we can do so on terms favorable to us. If we are unable to establish these collaborations or licensing arrangements, we may not be able to successfully develop any diagnostic or other products or applications and generate any milestone, royalty, or other revenue from sales of these products or applications. If our collaborations or licensing arrangements are not successful or we are not able to manage multiple collaborations successfully, our programs will suffer and we may never generate any revenue from sales of products based on licensed rights or technologies or under these collaborative or licensing arrangements. If we increase the number of collaborations or licensing agreements, it will become more difficult to manage the various relationships successfully and the potential for conflicts among the collaborators and licensees or licensors will increase. Conflicts with our collaborators, licensees or licensors, or other factors may lead to disputes over technology or intellectual property rights or product revenue, royalties, or other payments, which may adversely effect our business.

In addition, our government grants provide the government certain license rights to inventions resulting from funded work. Our business could be harmed if the government exercises those rights.

Because we exclusively licensed our non-invasive prenatal diagnostic and gender determination testing rights from ISIS any dispute with ISIS may adversely affect our ability to develop and commercialize diagnostic tests based on these licensed rights.

In October 2005, we entered into an exclusive license to non-invasive prenatal diagnostic rights (United States Patent No. 6,258,540 and foreign equivalents) with ISIS which we amended in October 2006 and in November 2007 to also include exclusive rights to intellectual property for non-invasive prenatal gender determination testing for social and lifestyle purposes. We intend to use the rights that we acquired under the license to develop non-invasive prenatal nucleic acid based tests, including gender determination tests. If there is any dispute between us and ISIS regarding our rights under the license agreement, or we do not achieve certain commercial launch milestones, in a timely manner, our ability to exclusively commercialize these diagnostic tests may be adversely affected and could delay or completely terminate our product development and commercialization efforts for these diagnostic tests.

If we do not succeed in obtaining development and marketing rights for products developed in collaboration with others, our revenue and profitability prospects could be substantially harmed.

Our business strategy includes, in part, the development of non-invasive prenatal diagnostic and other products in collaboration with others, or utilizing the technology of others, and we intend to obtain commercialization or royalty rights to those products or technologies. If we are unable to obtain such rights, or are unable to do so on favorable financial terms, our revenue and profitability prospects could be substantially harmed. To date, we have initiated limited activities towards commercializing products developed in collaboration with, or utilizing the technology of, others. Even if we obtain commercialization rights, commercialization of products may require resources that we do not currently possess and may not be able to develop or obtain, or commercialization may be financially unattractive based upon the revenue-sharing terms offered by potential licensors or provided for in the relevant agreement.

Ethical, privacy, or other concerns about the use of genetic information could reduce demand for our products and services.

Genetic testing, including gender determination testing, has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may limit or otherwise regulate the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Such concerns may lead individuals to refuse to use genetics tests even if permitted. Any of these scenarios could reduce the potential markets for our products and services, which would seriously harm our business, financial condition, and results of operations.

If we breach any of the terms of our license or supply agreements, or these agreements are otherwise terminated or modified, the termination or modification of such agreements could result in our loss of access to critical components and could delay or suspend our commercialization efforts.

We have sourced or licensed components of our technology from other parties. For example, Bruker Daltonics supplies our mass spectrometers, PSI, Inc. supplies our chips and Majer Precision Engineering supplies the pins for our present nanodispenser (pin-tool) product, and New England Biolabs, Epicentre and USB supply us with reagents used with our consumables. Our failure to maintain continued supply of such components, particularly in the case of sole suppliers, or the right to use these components would seriously harm our business, financial condition, and results of operations. We have minimum purchase obligations under our supply agreement with Bruker. As a result, in the event that demand for our products declines or does not meet our forecasts, we could have excess inventory or increased expenses or our margins could decrease which could have an adverse impact on our financial condition and business. In the event of any adverse developments with these vendors, our product supply may be interrupted, which would have an adverse impact on our business. Changes to or termination of our agreements or inability to renew our agreements with these parties or enter into new agreements with other suppliers could result in the loss of access to these aspects of our technology or other intellectual property rights or technologies that we may acquire from time to time and could impair, delay, or suspend our commercialization efforts. While we negotiate for agreement periods or notice of termination periods that provide us reasonable periods of time to secure alternative supplies, and require that such agreements may not be terminated without advance notice arbitrarily or without good reason, such as uncured breach or insolvency, such provisions may not provide us with adequate time to secure alternative supplies, provide us with access to alternative technologies on commercially acceptable terms, or otherwise provide us with adequate protection.

We may not successfully integrate acquired businesses.

We may acquire additional businesses or technologies, or enter into other strategic transactions. Managing acquisitions entails numerous operational and financial risks, including:

•	the inability to retain key employees of any acquired businesses or hire enough qualified personnel to staff any new or expanded operations;

•	the impairment of relationships with key customers of acquired businesses due to changes in management and ownership of the acquired businesses;

•	the inability to sublease on financially acceptable terms excess leased space or terminate lease obligations of acquired businesses that are not necessary or useful for the operation of our business;

•	the exposure to federal, state, local and foreign tax liabilities in connection with any acquisition or the integration of any acquired businesses;

•	the exposure to unknown liabilities;

•	higher than expected acquisition and integration expenses that would cause our quarterly and annual operating results to fluctuate;

•	increased amortization expenses if an acquisition results in significant intangible assets;

•	combining the operations and personnel of acquired businesses with our own, which would be difficult and costly;

•	disputes over rights to acquired technologies or with licensors or licensees of those technologies; and

•	integrating or completing the development and application of any acquired technologies, which would disrupt our business and divert management’s time and attention.

We may not be able to successfully compete in the biotechnology and diagnostic industries.

The biotechnology and diagnostic industries are highly competitive. We expect to compete with a broad range of companies in the United States and other countries that are engaged in the development and production of products, applications, services, and strategies to analyze genetic information and strategies to develop and commercialize diagnostic, non-invasive prenatal diagnostic, and other products for customers in the clinical research and clinical marker validation and molecular medicine fields as well as diagnostic service laboratories, animal testing and food safety labs, and customers in other markets. They include:

•	biotechnology, pharmaceutical, diagnostic, chemical, and other companies;

•	academic and scientific institutions;

•	governmental agencies; and

•	public and private research organizations.

Many of our competitors have much greater financial, technical, research, marketing, sales, distribution, service, and other resources than we do. Our competitors may offer broader product lines and services and have greater name recognition than we do. Several companies are currently making or developing products that compete with our products. Our competitors may develop or market technologies or products that are more effective or commercially attractive than our current or future products, or that may render our technologies or products obsolete.

We may potentially compete with our customers, which may adversely affect our business.

We have sold MassARRAY systems worldwide to pharmaceutical and biotechnology companies, academic research centers, and government laboratories. Some of our customers use our DNA analysis products to perform contract research services, or to perform genetics studies on their own disease populations for potential diagnostic and drug target identification in the same or similar manner as we have done. Although there are many potential contract research services opportunities and disease areas and diagnostic applications, our customers may seek service work or develop diagnostic assays or may target diseases areas that may overlap with those that we have chosen to pursue. In such cases we may potentially compete against our customers. Competition from our customers may adversely affect our services business or our ability to successfully commercialize diagnostic products.

If we cannot attract and retain highly-skilled personnel, our growth might not proceed as rapidly as we intend.

The success of our business will depend on our ability to identify, attract, hire, train, retain, maintain, and motivate highly skilled personnel, particularly sales, scientific, medical, and technical personnel, for our future success. Competition for highly skilled personnel is intense, and we might not succeed in attracting and retaining these employees. If we cannot attract and retain the personnel we require, we would not be able to expand our business as rapidly as we intend. In particular, if we lose any key member of our management team, we may not be able to find suitable replacements and our business may be harmed as a result. If our management team is not able to effectively manage us through these restructuring changes and transitions, our business, financial condition, and results of operations may be adversely affected. We do not carry “key person” insurance covering any of our officers or other employees.

If we do not effectively manage our business as it evolves, it could affect our ability to pursue opportunities and expand our business.

Evolution in our business has placed and may continue to place a significant strain on our personnel, facilities, management systems, and resources. We will need to continue to improve our operational and financial systems and managerial controls and procedures and train and manage our workforce. We will have to maintain close coordination among our various departments. If we fail to effectively manage the evolution of our business and the significant restructuring changes that we have experienced, our ability to pursue business opportunities, expand our business, and sell our products and applications in new markets may be adversely affected.

We are subject to risks associated with our foreign operations.

We expect that a significant portion of our sales will continue to be made outside the United States. Approximately 56% and 50% of our sales were made outside of the United States during the three months ended March 31, 2008 and 2007, respectively. A successful international effort will require us to develop relationships with international customers and collaborators, including distributors. We may not be able to identify, attract, retain, or maintain suitable international customers or collaborators. Expansion into international markets will require us to establish and grow foreign operations, hire additional personnel to run these operations, and maintain good relations with our foreign customers and collaborators or distributors. International operations also involve a number of risks not typically present in domestic operations, including:

•	currency fluctuation risks;

•	changes in regulatory requirements;

•	costs and risks of deploying systems in foreign countries;

•	licenses, tariffs, and other trade barriers;

•	political and economic instability and possible country-based boycotts;

•	difficulties in staffing and managing foreign operations;

•	potentially adverse tax consequences;

•	the burden of complying with a wide variety of complex foreign laws and treaties; and

•	different rules, regulations, and policies governing intellectual property protection and enforcement.

Our international operations are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether tariffs or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries.

If our production and laboratory facilities are damaged, our business would be seriously harmed.

Our only production facility is located in San Diego, California, where we also have laboratories. Damage to our facilities due to war, fire, natural disaster, power loss, communications failure, terrorism, unauthorized entry, or other events could prevent us from conducting our business for an indefinite period, could result in a loss of important data or cause us to cease development and production of our products. We cannot be certain that our limited insurance to protect against business interruption would be adequate or would continue to be available to us on commercially reasonable terms, or at all.

Responding to claims relating to improper handling, storage or disposal of hazardous chemicals, and radioactive and biological materials which we use could be time consuming and costly.

We use controlled hazardous and radioactive materials in the conduct of our business, as well as biological materials that have the potential to transmit disease. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, we could be liable for any damages that result, which could seriously harm our business. Additionally, an accident could damage our research and manufacturing facilities and operations, resulting in delays and increased costs. Such damage and any expense resulting from delays, disruptions, or any claims may not be covered by our insurance policies.

We may not have adequate insurance if we become subject to product liability or other claims.

Our business exposes us to potential product liability and other types of claims and our exposure will increase as we and our partners and collaborators prepare to commercialize research-use-only or other types of non-invasive prenatal tests. We have product and general liability insurance that covers us against specific product liability and other claims up to an annual aggregate limit of $5 million. Any claim in excess of our insurance coverage would have to be paid out of our cash reserves, which would have a detrimental effect on our financial condition. It is difficult to determine whether we have obtained sufficient insurance to cover potential claims. Also, we cannot assure you that we can or will maintain our insurance policies on commercially acceptable terms, or at all.

Negative conditions in the global credit markets may impair the liquidity of a portion of our investment portfolio.

Our marketable securities consist of ARS, corporate debt securities and government agency securities. As of March 31, 2008, our marketable securities included $9.4 million of ARS issued primarily by municipalities and insurance companies that have experienced failed auctions due to lack of liquidity at the time their interest rates were to reset. The recent negative conditions in the global credit markets have prevented some investors from liquidating their holdings, including their holdings of ARS. As a result, certain of these types of securities are not fully liquid and we could be required to hold them until they are redeemed by the issuer or to maturity. We may experience a similar situation with our remaining ARS. In the event we need to access the illiquid securities, we will not be able to do so without a loss of principal, until a future auction on these investments is successful, the securities are redeemed by the issuer or until maturity. As of March 31, 2008, the carrying value of all ARS was reduced by $2.4 million, from $9.4 million to approximately $7.0 million, reflecting the change in fair market value. Although the ARS continue to pay interest according to their stated terms, based on valuation models and an analysis of other-than-temporary impairment factors, a recognized loss of approximately $0.8 million has been recorded for the three months ended March 31, 2008, reflecting the portion of ARS holdings that we have concluded have an other-than-temporary decline in value. If the credit ratings of the security issuers deteriorate or if uncertainties in these markets continue and any decline in market value is determined to be other-than-temporary, we would be required to adjust the carrying value of the investment through an impairment charge, which could negatively affect our financial condition, cash flow and reported earnings. There is no guarantee that we will be able to liquidate our remaining ARS or might have to incur further recognized losses. In addition, during the first quarter of 2008, one of our ARS investments was downgraded to a credit rating of B2 and it is possible that our remaining ARS investments may be subject to additional credit rating downgrades, which could affect the value of the securities and any ability we may have to liquidate these securities in the future.

Our stock price has been and may continue to be volatile, and your investment could suffer a decline in value.

The trading price of our common stock has been volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including but not limited to:

•	actual or anticipated variations in quarterly and annual operating results;

•	announcements of technological innovations by us or our competitors;

•	our success in entering into, and the success in performing under, licensing and product development and commercialization agreements with others;

•	securities analysts’ earnings projections or securities analysts’ recommendations; and

•	general market conditions out of our control.

The stock market in general, and the NASDAQ Global Market and the market for life sciences companies in particular, have experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of the listed companies. There have been dramatic fluctuations in the market prices of securities of biotechnology companies. These price fluctuations may be rapid and severe and may leave investors little time to react. Broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Sharp drops in the market price of our common stock expose us to securities class-action litigation. Such litigation could result in substantial expenses and a diversion of management’s attention and resources, which would seriously harm our business, financial condition, and results of operations.

Certain Outstanding Stock Information

As of June 19, 2008, we had 50,259,957 shares of common stock outstanding, which did not include as of such date:

•	6,000,137 shares of common stock issuable upon the exercise of outstanding stock options under our equity incentive plans, with a weighted average exercise price of $6.52 per share;

•	2,306,632 shares of common stock available for future grants under our equity incentive plans;

•	896,996 shares of common stock available for issuance under our employee stock purchase plan; and

•	4,431,531 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $2.13 per share.

The exercise of warrants between March 31, 2008 and June 19, 2008 has resulted in the issuance of an aggregate of 4,768,170 shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: June 23, 2008	By:	/s/ Clarke Neumann
Clarke Neumann Vice President and General Counsel